Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		& Community Relations
(401) 770-4561

For Immediate Release

CVS/PHARMACY DECEMBER SAME STORE SALES INCREASE 1.8%

CVS CAREMARK EXPECTS TO ACHIEVE HIGH END OF PREVIOUS EARNINGS GUIDANCE

WOONSOCKET, RHODE ISLAND, January 3, 2008 – CVS Caremark Corporation (NYSE: CVS) today announced that same store sales (sales from retail pharmacy stores open more than one year) in its CVS/pharmacy division for the five weeks ended December 29, 2007 increased 1.8% over the prior year period. Pharmacy same store sales increased 2.4%, and were negatively impacted by approximately 470 basis points due to recent generic introductions. Front-end same store sales increased 0.6%.

Tom Ryan, Chairman, President and CEO, stated, “Sales in December were lighter than anticipated due to adverse weather conditions early in the month, a slowly developing flu season, and general economic conditions. However, given favorable operating expenses and improved margins, we expect to report diluted earnings per share on a GAAP basis for the fourth quarter 2007 in the range of $0.54 to $0.55, and for the full year 2007 in the range of $1.91 to $1.92, at the high end of our previous guidance of $1.89 to $1.92.”

For the fourth quarter, same store sales at CVS/pharmacy for the thirteen weeks ended December 29, 2007, increased 3.4% over the prior year period. Pharmacy same store sales increased 3.6%, while front-end same store sales increased 2.9%.

Same store sales at CVS/pharmacy for the fifty-two week period increased 5.3% over the prior year period. Pharmacy same store sales increased 5.2%, while front-end same store sales increased 5.3%.

During the five week period ended December 29, 2007, CVS/pharmacy opened 3 new stores, closed 4 stores and relocated 1 other. As of December 29, 2007, the Company operated 6,245 CVS/pharmacy stores in 40 states and the District of Columbia.

About CVS Caremark

CVS Caremark is the largest provider of prescriptions and related healthcare services in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S. The Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its approximately 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.